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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-24791

                           Massachusetts Fincorp, Inc.
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             (Exact name of registrant as specified in its charter)

                                70 Quincy Avenue
                         Dorchester, Massachusetts 02169
                                 (617) 769-1100
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               (Address, including zip code, and telephone number,
                       including area code of registrant's
                          principal executive offices)

                     Common Stock, $.01 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [X]          Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii)       [ ]
         Rule 12g-4(a)(2)(ii) [ ]          Rule 15d-6                 [ ]
         Rule 12h-3(b)(1)(i)  [ ]

       Approximate number of holders of record as of the certification or notice date: NONE


       Pursuant to the requirements of the Securities Exchange Act of 1934, Abington Bancorp, Inc., as successor by merger to Massachusetts Fincorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 16, 2002                By:  /s/ JAMES P. MCDONOUGH
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                                           James P. McDonough
                                           President and Chief Executive Officer
                                           Abington Bancorp, Inc.